UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014

ACCURAY INCORPORATED

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On August 6, 2014, Accuray Incorporated (the “Company”) entered into an employment agreement with Alaleh Nouri, pursuant to which she agreed to serve as the Company’s Senior Vice President, General Counsel and Corporate Secretary, effective as of August 1, 2014 (the “Employment Agreement”).  There is no other arrangement or understanding pursuant to which Ms. Nouri was appointed as Senior Vice President, General Counsel and Corporate Secretary.  Ms. Nouri has no familial relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Pursuant to the terms of the Employment Agreement, Ms. Nouri is entitled to receive an initial annual base salary of $275,000 per year and is eligible to participate in the Company’s performance bonus plan under which she may earn annual incentive bonuses targeted at 50% of her base salary based upon the attainment of performance criteria established and evaluated by the Compensation Committee of the Board of Directors.  In addition, the Compensation Committee of the Board of Directors has approved the grant to Ms. Nouri of 10,000 restricted stock units (“RSUs”) and 10,000 market stock units (“MSUs”) under the Company’s fiscal year 2015 MSU program, such awards to be granted pursuant to the Company’s 2007 Incentive Award Plan in accordance with the Company’s policy for granting of equity awards.  Such awards will vest as follows: (i) 25% of any RSUs granted will vest on each of the four anniversaries of the date such RSUs were granted, and (ii) any MSUs granted will vest only if the Company’s stock meets or exceeds specified performance goals during the performance period, stated in the MSU award agreement.

The terms of the Employment Agreement provide that Ms. Nouri is entitled to severance benefits in the event of termination of her employment by the Company without cause, including (i) a lump sum payment equal to 6 months base salary, (ii) a prorated portion of her target bonus for the fiscal year in which her employment terminates, (iii) reimbursement of health insurance premiums, (iv) payment for outplacement services, and (v) other customary benefits. In the event of termination of employment because of death or incapacity, the Employment Agreement provides for the acceleration of the vesting for stock options and RSUs previously granted to Ms. Nouri that would have vested within 6 months following such termination.  In the event of a change in control of the Company (as such term is defined in the Employment Agreement) in which the successor company fails to offer Ms. Nouri an equivalent position or fails to assume the Company’s obligations under the Employment Agreement, Ms. Nouri will be entitled to enhanced severance benefits, including (i) two times the severance payment otherwise provided for in the Employment Agreement, (ii) 200% of the target bonus for the fiscal year in which such change in control occurs, (iii) the acceleration of all outstanding unvested stock options and RSUs, and (iv) other customary benefits.

The benefits and payments described above may be subject to a delay of up to 6 months, as necessary to avoid the imposition of additional tax under Section 409A of the Internal Revenue Code (the “Code”).  In addition, if any payments or benefits payable to Ms. Nouri under the Employment Agreement would be subject to the excise tax provided under Section 4999 of the Code, then such payments and/or benefits will be reduced to the extent necessary to ensure that no amount will be subject to such excise tax; provided however, that a reduction will be made only if, as a result of such reduction, Ms. Nouri’s net after-tax benefit exceeds the net after-tax benefit she would realize if the reduction were not made.

                                                The Employment Agreement also provides for certain restrictive covenants by Ms. Nouri, including a confidentiality covenant that will apply during her employment with our Company and thereafter, a non-solicitation covenant for the duration of her employment and one year thereafter, and a non-competition covenant for the duration of her employment.

The foregoing description of the material terms of the Employment Agreement is subject to, and qualified in its entirety by reference to, the Employment Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit.

Number	Description
10.1	Employment Agreement by and between Alaleh Nouri and Accuray Incorporated, dated August 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: August 6, 2014	By:	/S/ALALEH NOURI
Alaleh Nouri
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Number	Description
10.1	Employment Agreement by and between Alaleh Nouri and Accuray Incorporated, dated August 6, 2014.